Exhibit 4.9

CABELA’S INCORPORATED

AMENDMENT NO. 1 TO NOTE AGREEMENTS

Re:	Note Agreement dated as of January 1, 1995 ,

and

$10,000,000 8.79% Senior Notes, Series A

Due January 1, 2007

and

$5,000,000 9.01 % Senior Notes, Series B

Due January 1, 2007

and

$5,000,000 9.19% Senior Notes, Series C

Due January 1, 2010

To the Holders of the Notes named on Schedule I hereto	Dated as of June 30, 1997

Ladies and Gentlemen:

Reference is hereby made to the separate Note Agreements dated as of January 1, 1995 by and among Cabela’s Incorporated, a Nebraska corporation (the “Company”), and each of you (the “Note Agreements”) under and pursuant to which $10,000,000 aggregate principal amount of 8.79% Senior Notes, Series A due January 1, 2007 (the “Series A Notes”), $5,000,000 aggregate principal amount of 9.01 % Senior Notes, Series B due January 1, 2007 (the “Series B Notes”) and $5,000,000 aggregate principal amount of 9.19% Senior Notes; Series C due January 1, 2010 (the “Series C Notes” and, collectively with the Series A Notes and the Series B Notes, the “Notes”) of the Company were issued. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Note Agreements.

On or prior to June 30, 1997, the Company is entering into a Loan Agreement for Revolving Loan and Letter of Credit Facility and in connection therewith certain collateral which secured the Notes and bank debt will be released and certain guaranty agreements will be terminated. In connection with the foregoing the Company desires that the Note Agreements be amended as hereinafter set forth. Pursuant to Section 7.1 of the Note Agreements, holders of at least 51 % in aggregate principal amount of the outstanding Notes of a Series must consent to such amendments with respect to such Series. Since you are the holders of the outstanding Notes in the principal amounts and in the Series as set forth opposite your names on Schedule I hereto, the Company hereby requests that you accept the amendments as set forth below. Upon satisfaction of the conditions precedent set forth in Section 3 hereto this instrument shall constitute an agreement which amends the Note Agreements as of the Amendment Closing Date (defined in Section 3 hereto) in the respects, but only in the respects, hereinafter set forth:

SECTION 1. AMENDMENTS TO NOTE AGREEMENTS.

Section 1.1 Amendment to Section 1.2. Section 1.2 is hereby restated to read as follows:

“Section 1.2. Security for the Notes. From and after the Amendment Closing Date, the Notes shall be guaranteed by the separate Guaranty Agreements which are executed’ by the Guarantors and delivered to First Bank, National Association, as Collateral Agent (the “Collateral Agent”). The Guaranty Agreements securing payment of the Notes will be substantially in the form attached to Amendment No.1 as Exhibit A thereto. Pursuant to that certain Amended and Restated Intercreditor Agreement dated as of June 30, 1997 (the “Intercreditor Agreement”) among the holders of the Notes, the Banks and the Collateral Agent, such holders and the Banks agree to share amounts received by the Collateral Agent in the manner set forth therein.

Section 1.2 Amendments to Section 2.5. Section 2.5 is hereby deleted in its entirety.

Section 1.3 Amendments to Section 5.

(a) Section 5.7(a)(3) is hereby deleted and Section 5.7(a)(2) is hereby restated in its entirety to read as follows:

“(2) the sum of (i) secured Consolidated Debt other than the Notes and the Bank Loans, plus (ii) unsecured Debt of all Restricted Subsidiaries (other than Debt owed to the Company or to any Wholly-owned Restricted Subsidiary) to exceed 25% of Total Capitalization; and”

(b) The following proviso is added at the end of Section 5.12:

“; provided, however, any Restricted Subsidiary may guaranty the Bank Loans but only if (i) the guaranty shall run to the Collateral Agent for the benefit of the Banks and (ii) prior to or concurrently with the execution and delivery thereof, such Restricted Subsidiary executes and delivers to the holders of the Notes and the Collateral Agent a Guaranty Agreement running to the Collateral Agent for the benefit of the holders of the Notes which is substantially in the form attached to Amendment No. 1 as Exhibit A thereto.”

(c) Sections 5.16(a) and 5.16(b)(1) and (b)(2) are hereby amended to delete the requirement of furnishing consolidating financial statements by deleting the phrase “and consolidating” in each place where it appears in such Sections.

(d) Section 5.18 is hereby deleted in its entirety.

Section 1.4 Amendments to Section 6. Section 6.1(g) is amended by deleting the phrase “or in the observance or performance of any covenant or agreement contained in the Security Agreement.”

Section 1.5 Amendments to Section 8.1.

(a) The definitions of “Bank Agreements”, “Bank L/C Agreement”, “Bank Loan Agreement”, and “Security Agreement” are hereby deleted.

(b) The following definitions are either added or otherwise restated:

“Amendment Closing Date” shall have the meaning set forth in Amendment No. 1.

“Amendment No. 1” shall mean Amendment No. 1 dated as of June 30, 1997 to the Agreements under which the Notes were issued.

“Bank Agreement” shall mean the Loan Agreement for the Revolving Loan and Letter of Credit Facility dated as of June 30, 1997 by and among the Company and the Banks.

“Bank Loans” shall mean the loans outstanding from time to time under the Bank Agreement.

“Banks” shall mean the following banks which are parties to the Bank Agreement: (i) First Bank, National Association, (ii) Firstar Bank Milwaukee, N.A., (iii) Comerica Bank and (iv) National Bank of Commerce Trust and Savings Association.

“Guarantors” shall mean Sportsman’s Quest, Inc., Cabela’s Retail, Inc., and Cabela’s Ventures, Inc., each in its capacity as guarantor under a Guaranty Agreement and any other Restricted Subsidiary which shall execute and deliver to the Collateral Agent a Guaranty Agreement.

“Guaranty Agreement” shall mean the Guaranty Agreement in the form set forth in Exhibit A to Amendment No. 1.

“Operative Agreements” shall mean the Agreements, the Intercreditor Agreement and the Guaranty Agreements.

(c) The following proviso is added at the end of the definition of “Indebtedness”:

“provided, however, that the term “Indebtedness” shall not include any obligations of such Person which are payable to municipalities in connection with tax increment financing.”

SECTION 2. WARRANTIES AND REPRESENTATIONS.

The Company represents and warrants that all representations and warranties set forth in Annex A attached hereto are true and correct as of the Amendment Closing Date.

SECTION 3. CONDITIONS PRECEDENT.

This Amendment No. 1 to Note Agreements (“Amendment No. 1”) shall be effective upon the first date on which the following conditions precedent have been fulfilled by the Company (the “Amendment Closing Date”):

Section 3.1 Opinion of Counsel. You shall have received from Koley, Jessen, Daubman & Rupiper, counsel for the Company and its Restricted Subsidiaries, their opinion dated the Amendment Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Annex B hereto.

Section 3.2 Consent. The Company shall have obtained your written consent as evidenced by your signature at the foot of this Amendment No. 1.

Section 3.3 Payment of Fees and Expenses. The reasonable fees and disbursements of Chapman and Cutler, your special counsel, relating to the preparation, execution and delivery of this Amendment No. 1 and related matters shall have been paid by the Company to the extent reflected in a statement of such counsel rendered to the Company.

Section 3.4 Guaranty Agreements. Each of the Guarantors shall have executed and delivered its Guaranty Agreement in the form attached hereto as Exhibit A.

Section 3.5 Amended and Restated Intercreditor Agreement. Each of the parties thereto shall have executed and delivered the Amended and Restated Intercreditor Agreement in the form attached hereto as Exhibit B.

SECTION 4. RELEASE OF COLLATERAL.

The undersigned Noteholders acknowledge receipt of a written notice from the Company and the Banks of their decision to terminate the four Guaranty Agreements previously delivered to the Collateral Agent and to release all Liens created by the Security Agreement. The Noteholders hereby agree that upon (i) satisfaction of the conditions set forth in Section 3 hereof and (ii) receipt of documentation from the Banks confirming such termination and release, the Noteholders will execute and deliver to the Company and/or the Banks any additional documents and instruments reasonably requested in order to effectuate the termination of such Guaranty Agreements and the release of all assets subject to the lien of the Security Agreement.

SECTION 5. SECTION 5. MISCELLANEOUS PROVISIONS.

Section 5.1 Ratification of Note Agreements. Except as herein expressly amended, the Note Agreements are in all respects ratified and confirmed. If and to the extent that any of the terms or provisions of the Note Agreements are in conflict or inconsistent with any of the terms or provisions of this Amendment No. 1, this Amendment No. 1 shall govern.

Section 5.2 Counterparts. This Amendment No. 1 may be simultaneously executed in any number of counterparts, and all such counterparts together, each as an original, shall constitute but one and the same instrument.

Section 5.3 Reference to Note Agreements. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Note Agreements or the Note Agreements dated as of January 1, 1995, without making specific reference to this Amendment No. 1, but all such references shall be deemed to include this Amendment No. 1.

The execution hereof by you shall constitute an agreement between us and for the uses and purposes hereinabove set forth, and this Amendment No. 1 to Note Agreements may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

CABELA’S INCORPORATED

By	/s/ David A. Roehr

Its Vice President

Accepted as of the Amendment

Closing Date

UNITED OF OMAHA LIFE INSURANCE COMPANY

By	/s/ Kent Knudsen

Its Vice President

COMPANION LIFE INSURANCE COMPANY

By	/s/ Jeffrey F. Sailer

Its Assistant Treasurer

By	/s/ Russ Wiltgen

Its Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By	/s/ Kent Knudsen

Its Vice President

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